Exhibit 99.1

            Ameron Reports Improved Third-Quarter Earnings

    PASADENA, Calif.--(BUSINESS WIRE)--Sept. 20, 2007--Ameron
International Corporation (NYSE:AMN) reported earnings of $21.1 million, or $2.32 per diluted share, in the third quarter ended August 26, 2007, compared with net income of $18.0 million, or $2.02 per diluted share, in the third quarter ended September 3, 2006.

    Earnings per diluted share from continuing operations, which excludes the Performance Coatings & Finishes business that was divested in 2006, were $2.27 in the third quarter of 2007, compared to $1.91 per share in the third quarter of 2006. Earnings from discontinued operations, after taxes, were $.05 per diluted share in the third quarter of 2007, compared to $.11 per diluted share in the third quarter of 2006. Sales totaled $165.0 million in the third quarter of 2007, compared to $139.9 million in the third quarter of 2006.

    For the nine months ended August 26, 2007, earnings per diluted share totaled $5.01, compared to earnings per diluted share of $4.56 in the nine months ended September 3, 2006. Earnings per diluted share from continuing operations were $4.83 in the nine months ended August 26, 2007, compared to earnings per diluted share of $4.29 in the nine months ended September 3, 2006. Income from discontinued operations, after taxes, totaled $.18 per diluted share in the nine months ended August 26, 2007, compared to $.27 per diluted share in the nine months ended September 3, 2006. Sales in the nine months ended August 26, 2007 totaled $442.2 million, compared to $398.6 million in the nine months ended September 3, 2006.

    The improved earnings performance in the third quarter of 2007 was attributable principally to the record growth of the Fiberglass-Composite Pipe Group. The Infrastructure Products Group continued to perform at a high level as the strong earnings of the Hawaiian Division more than offset a decline by the Pole Products Division. The Water Transmission Group and TAMCO, Ameron's 50%-owned steel mini-mill, had lower earnings, although TAMCO continues to perform at a high level. Results in the third quarter of 2007 benefited from lower taxes due primarily to recognition of tax benefits totaling $5.3 million associated with the anticipated liquidation of the Company's wholly-owned subsidiary in the U.K. The operating results in the third quarter of 2006 included the recognition of tax benefits totaling $2.7 million associated with settlement of research and development tax credit refunds and settlement of U.S. tax audits.

    James S. Marlen, Ameron's Chairman, President and Chief Executive Officer, stated, "The growth in third-quarter and year-to-date earnings demonstrates the strength of the Company's diversified operations. The Fiberglass-Composite Pipe business and Hawaiian operations made major contributions to offset the water-pipe market slowdown that affected the Water Transmission Group throughout the year and the soft residential housing market that recently started to impact the Pole Products business. TAMCO's earnings for the year increased significantly, and the business continues to experience favorable market conditions despite a slower third quarter."

    The Fiberglass-Composite Pipe Group had higher sales and segment income in the third quarter of 2007, compared to the third quarter of 2006. Sales improved 29%, as all operations worldwide experienced increased demand due to the continued strength in core markets, primarily the marine, offshore, chemical and industrial segments. Onshore oilfield piping sales softened due to a temporary slowdown in Canadian and South American markets. The quarterly increase in segment income totaled $8.0 million, or 74%, reflecting the higher sales volume, plant efficiencies, favorable product/market mix and the receipt of dividends from Ameron's Saudi Arabian joint venture. The outlook for the Fiberglass-Composite Pipe Group remains positive.

    The Water Transmission Group had higher sales of $12.0 million, or 32%, in the third quarter of 2007, compared to the third quarter of last year. The sales increase was driven by Ameron's entry into the market for large-diameter wind towers, partially offset by lower sales of water pipe and protective linings. The Group incurred a loss of $3.0 million in the third quarter of 2007, compared with earnings of $.7 million in the third quarter of 2006. The continued softness of the water infrastructure market in the western U.S. and delays of ongoing pipe projects were the primary reasons for lower water pipe sales. Additionally, delays in constructing Ameron's new wind-tower manufacturing facility impacted productivity and earnings. While there are some indications that the expected recovery of the water transmission pipe market has started, the recovery has been slower than anticipated. Overall, the outlook is for a continued robust wind-tower market, with the water-pipe markets remaining soft in the near term.

    The Infrastructure Products Group had slightly lower sales and slightly higher segment income in the third quarter of 2007, compared to the third quarter of 2006. Sales declined $1.1 million, or 2%, while segment income totaled $9.3 million in the third quarter of 2007, compared to $9.1 million in the third quarter of last year. The sales increase in Hawaii was attributable to continued strength in all construction sectors with the exception of residential. Pole Products had lower sales due to softening of the residential housing market that reduced demand for decorative concrete lighting poles. The steel-pole market, which is driven by highway construction, remained strong. The outlook for the Infrastructure Products Group is mixed, as the construction markets served by the Hawaiian Division are forecasted to remain steady, while the Pole Products Division is expected to be confronted by the softening residential market.

    TAMCO had lower sales and earnings in the third quarter of 2007, compared to the third quarter of 2006. The lower sales were attributable to key customers adjusting inventory levels during the quarter due to project timing. Ameron's share of TAMCO's net income totaled $3.1 million after taxes, compared to $4.9 million in the third quarter of 2006. For the nine months ended August 26, 2007, Ameron's share of TAMCO's earnings increased $2.8 million, or 30%. The demand for steel rebar in the western U.S. has been strong, due to a high level of commercial and highway construction. The outlook for TAMCO remains favorable, although the slowdown in the residential construction market could also impact commercial construction activity.

    James Marlen concluded, "As anticipated, our businesses are delivering, and should continue to deliver, strong results in 2007."

    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.



          AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)

                         Three Months Ended      Nine Months Ended
                       ----------------------  ----------------------
(Dollars in thousands,
 except per share       Aug. 26,    Sept. 3,    Aug. 26,    Sept. 3,
 data)                    2007        2006        2007        2006
---------------------- ----------  ----------  ----------  ----------
Sales                  $  165,048  $  139,941  $  442,159  $  398,570
Cost of sales            (128,047)   (103,859)   (339,076)   (299,135)
                       ----------  ----------  ----------  ----------
Gross profit               37,001      36,082     103,083      99,435

Selling, general and
 administrative
 expenses                 (21,669)    (22,302)    (69,128)    (68,811)
Other income, net           1,760       1,458       3,715      10,822
                       ----------  ----------  ----------  ----------
Income from continuing
 operations before
 interest, income
 taxes and equity in
 earnings of joint
 venture                   17,092      15,238      37,670      41,446
Interest
 income/(expense), net         62        (628)        410      (2,547)
                       ----------  ----------  ----------  ----------
Income from continuing
 operations before
 income taxes and
 equity in earnings of
 joint venture             17,154      14,610      38,080      38,899
Provision for income
 taxes                        426      (2,538)     (6,631)    (10,450)
                       ----------  ----------  ----------  ----------
Income from continuing
 operations before
 equity in earnings of
 joint venture             17,580      12,072      31,449      28,449
Equity in earnings of
 joint venture, net of
 taxes                      3,079       4,910      12,335       9,493
                       ----------  ----------  ----------  ----------
Income from continuing
 operations                20,659      16,982      43,784      37,942
Income from
 discontinued
 operations, net of
 taxes                        463         997       1,609       2,350
                       ----------  ----------  ----------  ----------
Net income             $   21,122  $   17,979  $   45,393  $   40,292
                       ==========  ==========  ==========  ==========

Basic earnings per
 share:
Income from continuing
 operations            $     2.28  $     1.94  $     4.85  $     4.37
Income from
 discontinued
 operations, net of
 taxes                        .05         .11         .18         .27
                       ----------  ----------  ----------  ----------
Net income             $     2.33  $     2.05  $     5.03  $     4.64
                       ==========  ==========  ==========  ==========

Diluted earnings per
 share:
Income from continuing
 operations            $     2.27  $     1.91  $     4.83  $     4.29
Income from
 discontinued
 operations, net of
 taxes                        .05         .11         .18         .27
                       ----------  ----------  ----------  ----------
Net income             $     2.32  $     2.02  $     5.01  $     4.56
                       ==========  ==========  ==========  ==========

Weighted-average
 shares (basic)         9,044,129   8,748,617   9,020,798   8,677,515
                       ==========  ==========  ==========  ==========
Weighted-average
 shares (diluted)       9,089,574   8,890,919   9,068,593   8,840,106
                       ==========  ==========  ==========  ==========

Cash dividends per
 share                 $      .25  $      .20  $      .65  $      .60
                       ==========  ==========  ==========  ==========




          AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED BALANCE SHEETS - ASSETS
                             (UNAUDITED)
                                                 Aug. 26,   Nov. 30,
(Dollars in thousands)                             2007       2006
------------------------------------------------ ---------  ---------
ASSETS

Current assets
Cash and cash equivalents                        $ 126,563  $ 139,479
Receivables, less allowances of $5,881 in 2007
 and $4,912 in 2006                                159,980    160,173
Inventories                                        112,260     77,134
Deferred income taxes                               24,029     23,861
Prepaid expenses and other current assets           13,473     15,921
                                                 ---------  ---------

Total current assets                               436,305    416,568

Investments in joint ventures
Equity method                                       17,428     14,501
Cost method                                          3,784      3,784

Property, plant and equipment
Land                                                32,944     33,327
Buildings                                           67,089     57,434
Machinery and equipment                            277,336    261,538
Construction in progress                            28,559     20,657
                                                 ---------  ---------

Total property, plant and equipment at cost        405,928    372,956
Accumulated depreciation                          (249,589)  (238,486)
                                                 ---------  ---------

Total property, plant and equipment, net           156,339    134,470
Goodwill and intangible assets, net of
 accumulated amortization of $1,106 in 2007 and
 $3,017 in 2006                                      2,124      2,143
Other assets                                        61,821     63,198
                                                 ---------  ---------

Total assets                                     $ 677,801  $ 634,664
                                                 =========  =========




          AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEETS - LIABILITIES AND STOCKHOLDERS' EQUITY
                             (UNAUDITED)

                                                   Aug. 26,  Nov. 30,
(Dollars in thousands, except per share data)        2007      2006
-------------------------------------------------- --------  --------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt                  $ 10,000  $ 10,000
Trade payables                                       40,271    45,650
Accrued liabilities                                  88,448    68,970
Income taxes payable                                      -    11,481
                                                   --------  --------

Total current liabilities                           138,719   136,101

Long-term debt, less current portion                 71,338    72,525
Other long-term liabilities                          58,825    62,813
                                                   --------  --------

Total liabilities                                   268,882   271,439
                                                   --------  --------

Commitments and contingencies
Stockholders' equity

Common stock, par value $2.50 per share,
 authorized 24,000,000 shares, outstanding
 9,138,721 shares in 2007 and 9,075,094 shares in
 2006, net of treasury shares                        29,623    29,431
Additional paid-in capital                           44,192    39,500
Retained earnings                                   411,363   371,894
Accumulated other comprehensive loss                (24,296)  (27,232)
Treasury stock (2,710,321 shares in 2007 and
 2,697,148 shares in 2006)                          (51,963)  (50,368)
                                                   --------  --------

Total stockholders' equity                          408,919   363,225
                                                   --------  --------

Total liabilities and stockholders' equity         $677,801  $634,664
                                                   ========  ========




          AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)

                                                   Nine Months Ended
                                                   ------------------
                                                   Aug. 26,  Sept. 3,
(Dollars in thousands)                               2007      2006
-------------------------------------------------- --------  --------
OPERATING ACTIVITIES
Net income                                         $ 45,393  $ 40,292
Adjustments to reconcile net income to net cash
 provided by operating activities:
Depreciation                                         11,958    13,894
Amortization                                             19       134
Net earnings in excess of distributions from joint
 ventures                                            (2,927)   (3,308)
Gain from sale of property, plant and equipment         (44)   (9,118)
Gain from sale of discontinued operations            (1,453)     (215)
Stock compensation expense                            1,793     2,829
Other                                                  (166)      (38)
Changes in operating assets and liabilities:
Receivables, net                                      1,032    (6,926)
Inventories                                         (34,191)  (30,737)
Prepaid expenses and other current assets             2,455    (7,126)
Other assets                                         (2,674)      457
Trade payables                                       (5,721)    1,459
Accrued liabilities and income taxes payable          7,936    18,660
Other long-term liabilities                          (4,045)  (17,863)
Net cash provided by operating activities            19,365     2,394

INVESTING ACTIVITIES
Proceeds from sale of property, plant and
 equipment                                              385       590
Proceeds from sale of discontinued operations         5,910   115,000
Additions to property, plant and equipment          (33,301)  (18,128)
                                                   --------  --------
Net cash (used in)/provided by investing
 activities                                         (27,006)   97,462
                                                   --------  --------

FINANCING ACTIVITIES
Net change in short-term borrowings                       -    (8,333)
Issuance of debt                                      1,036     6,670
Repayment of debt                                    (2,665)     (529)
Dividends on common stock                            (5,924)   (5,286)
Issuance of common stock                              1,136     4,186
Excess tax benefits related to stock-based
 compensation                                         1,955         -
Purchase of treasury stock                           (1,595)   (1,203)
                                                   --------  --------
Net cash used in financing activities                (6,057)   (4,495)
                                                   --------  --------

Effect of exchange rate changes on cash and cash
 equivalents                                            782       923
                                                   --------  --------
Net change in cash and cash equivalents             (12,916)   96,284
Cash and cash equivalents at beginning of period    139,479    44,671
                                                   --------  --------

Cash and cash equivalents at end of period         $126,563  $140,955
                                                   ========  ========

    CONTACT: Ameron International Corporation
             James S. Marlen
             Chairman, President and Chief Executive Officer or
             Gary Wagner
             Executive Vice President, Chief Operating Officer or
             James R. McLaughlin
             Senior Vice President, Chief Financial Officer
             626-683-4000